Filed Pursuant to Rule 424(b)(7)
Registration No. 333-279011

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

Subject to Completion, July 26, 2024

Preliminary Prospectus Supplement

(to prospectus dated April 30, 2024)

41,604,207 Shares

Common Stock

This prospectus supplement relates to an offering of shares of our common stock, par value $0.01 per share, by Argus Seller, LP (f/k/a Adenza Parent, LP) (the “selling stockholder”), an affiliate of certain funds managed by Thoma Bravo, L.P. We will not receive any of the proceeds from the sale of shares of our common stock sold in this offering by the selling stockholder.

Subject to certain conditions, including the completion of this offering, we have agreed to purchase 1,200,000 shares of common stock from the selling stockholder at a price per share equal to the price per share to be paid by the underwriter to the selling stockholder, as part of our existing stock repurchase program, provided that if the aggregate price paid by us would exceed $120,000,000, the number of shares repurchased shall be reduced by the minimum number of shares such that the aggregate price paid by us would not exceed $120,000,000 (the “Repurchase”). The underwriters will not receive any compensation for the shares of common stock being repurchased by us, and any shares bought in the Repurchase will thereafter cease to be outstanding and will be retained as treasury shares or cancelled. The completion of the Repurchase is conditioned upon the completion of this offering. The completion of this offering is not conditioned upon the completion of the Repurchase. We cannot assure you that either this offering or the Repurchase will be consummated. See the section of this prospectus supplement entitled “Prospectus Summary—Recent Developments—Concurrent Share Repurchase.”

Our common stock is listed for trading on the Nasdaq Global Select Market (“NASDAQ”) under the symbol “NDAQ.” The last reported sale price of our common stock on July 25, 2024 was $67.26 per share.

Investing in our common stock involves risks. See the “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference into this prospectus supplement and the accompanying prospectus and the risks beginning on page S-15 of this prospectus supplement.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to the selling stockholder	$	$

(1)	See “Underwriting” for a description of the compensation payable to the underwriter.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the shares of common stock is expected to be made on or about     , 2024.

Sole Book-Running Manager

Goldman Sachs & Co. LLC

The date of this prospectus supplement is     , 2024.

-i-

ABOUT THE PROSPECTUS SUPPLEMENT

This prospectus supplement is part of a registration statement that was filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process and consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also supplements and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to this offering. This prospectus supplement may add, update or change information contained in the accompanying prospectus. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. In addition, in this prospectus, as permitted by law, we “incorporate by reference” information from other documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information included or incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. If the information contained in this prospectus supplement differs or varies from, or is inconsistent with, the information contained in the accompanying prospectus or the information contained in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, you should rely on the information set forth in this prospectus supplement.

Neither we, the selling stockholder nor the underwriter have authorized any other person to provide you with any information other than that contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or in any free writing prospectus that we have authorized for use in connection with this offering. We, the selling stockholder and the underwriter take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide you. Neither we, the selling stockholder nor the underwriter are making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

It is important for you to read and consider all information contained in this prospectus supplement, the accompanying prospectus and the documents they incorporate by reference in making your investment decision. You should also read and consider the additional information under the caption “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus.

You should not consider this prospectus supplement or the accompanying prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement or the accompanying prospectus by any person in any jurisdiction if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

Throughout this prospectus supplement, unless otherwise specified:

•	“Nasdaq,” the “Company,” “we,” “us” and “our” refer to Nasdaq, Inc.

•	“Nasdaq Baltic” refers to collectively, Nasdaq Tallinn AS, Nasdaq Riga, AS and AB Nasdaq Vilnius.

•	“Nasdaq Clearing” refers to the clearing operations conducted by Nasdaq Clearing AB.

•	“Nasdaq Nordic” refers to collectively, Nasdaq Clearing AB, Nasdaq Stockholm AB, Nasdaq Copenhagen A/S, Nasdaq Helsinki Ltd and Nasdaq Iceland hf.

•	“The Nasdaq Stock Market” refers to the cash equity exchange operated by The Nasdaq Stock Market LLC.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and documents incorporated by reference herein and therein may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend that the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 apply to these forward-looking statements. Forward-looking statements are not statements of historical fact but rather reflect our current expectations, estimates and predictions about future results and events. Words such as “may,” “will,” “could,” “should,” “anticipates,” “envisions,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words or terms of similar substance used in connection with any discussion of future expectations as to industry and regulatory developments or business initiatives and strategies, future operating results or financial performance, and other future developments are intended to identify forward-looking statements. These include, among others, statements relating to:

•	our strategic direction, including changes to our corporate structure;

•	the integration of acquired businesses, including accounting decisions relating thereto;

•	the scope, nature or impact of acquisitions, divestitures, investments, joint ventures or other transactional activities;

•

the effective dates for, and expected benefits of, ongoing initiatives, including transactional activities and other strategic, restructuring, technology, Environmental, Social and Governance (“ESG”) matters, de-leveraging and capital return initiatives;

•	our products and services;

•	the impact of pricing changes;

•	tax matters;

•	the cost and availability of liquidity and capital; and

•

any litigation, or any regulatory or government investigation or action, to which we are or could become a party or which may affect us and any potential settlements of litigation, regulatory or governmental investigations or actions.

Forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following:

•	our operating results may be lower than expected;

•

our ability to successfully integrate acquired businesses or divest sold businesses or assets, including the fact that any integration or transition may be more difficult, time consuming or costly than expected, and we may be unable to realize synergies from business combinations, acquisitions, divestitures or other transactional activities;

•	loss of significant trading and clearing volumes or values, fees, market share, listed companies, market data customers or other customers;

•	our ability to develop and grow our non-trading businesses;

•

our ability to keep up with rapid technological advances, including our ability to effectively manage the development and use of artificial intelligence in certain of our products and offerings, and adequately address cybersecurity risks;

•	economic, political and market conditions and fluctuations, including inflation, interest rate and foreign currency risk inherent in U.S. and international operations, and geopolitical instability;

•	the performance and reliability of our technology and technology of third parties on which we rely;

•	any significant systems failures or errors in our operational processes;

•	our ability to continue to generate cash and manage our indebtedness; and

•	adverse changes that may occur in the litigation or regulatory areas, or in the securities markets generally, or increased regulatory oversight domestically or internationally.

Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the uncertainty and any risk related to forward-looking statements that we make. The above list of risks and uncertainties is only a summary of some of the most important factors and is not intended to be exhaustive. You should carefully review the risks and information contained, or incorporated by reference, in this prospectus supplement or the accompanying prospectus, including, without limitation, those risk factors discussed under the caption “Part I. Item 1A. Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 that was filed with the SEC on February 21, 2024 and in any reports subsequently filed with the SEC. New factors that are not currently known to us or of which we are currently unaware may also emerge from time to time that could materially and adversely affect us. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus supplement or the accompanying prospectus. Except as required by the federal securities laws, we undertake no obligation to update any forward-looking statement, release publicly any revisions to any forward-looking statements or report the occurrence of unanticipated events. For any forward-looking statements contained in any document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

SUMMARY

This summary highlights the information contained elsewhere, or incorporated by reference, in this prospectus supplement. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus supplement, the accompanying prospectus and the documents to which we refer you. You should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements included elsewhere in this prospectus supplement and the accompanying prospectus and incorporated by reference herein.

Nasdaq, Inc.

Nasdaq is a global technology company serving corporate clients, investment managers, banks, brokers, and exchange operators as they navigate and interact with the global capital markets and the broader financial system. We aspire to deliver world-leading platforms that improve the liquidity, transparency, and integrity of the global economy. Our diverse offering of data, analytics, software, exchange capabilities, and client-centric services enables clients to optimize and execute their business vision with confidence.

We manage, operate and provide our products and services in three business segments: Capital Access Platforms, Financial Technology and Market Services.

Capital Access Platforms

Our Capital Access Platforms segment comprises Data & Listing Services, Index and Workflow & Insights.

Data & Listing Services

Our Data business distributes historical and real-time market data to sell-side customers, the institutional investing community, retail online brokers, proprietary trading firms and other venues, as well as internet portals and data distributors. Our data products can enhance the transparency of market activity within our exchanges and provide critical information to professional and non-professional investors globally.

Our Listing Services business operates listing platforms in the U.S. and Europe to provide multiple global capital raising solutions for public companies. Our main listing markets are The Nasdaq Stock Market and the Nasdaq Nordic and Nasdaq Baltic exchanges. Through Nasdaq First North, our Nordic and Baltic operations also offer alternative marketplaces for smaller companies and growth companies.

As of March 31, 2024, a total of 5,223 companies listed securities on our U.S., Nasdaq Nordic, Nasdaq Baltic and Nasdaq First North exchanges. As of March 31, 2024, there were 4,020 total listings on The Nasdaq Stock Market, including 619 exchange traded products (“ETPs”). As of March 31, 2024, the combined market capitalization in the U.S. was approximately $29.4 trillion. As of March 31, 2024, in Europe, the Nasdaq Nordic and Nasdaq Baltic exchanges, together with Nasdaq First North, were home to 1,203 listed companies with a combined market capitalization of approximately $2.2 trillion.

Index

Our Index business develops and licenses Nasdaq-branded indices and financial products. We also license cash-settled options, futures and options on futures on our indices. As of March 31, 2024, 361 ETPs listed on 27 exchanges in over 20 countries tracked a Nasdaq index and accounted for $519 billion in assets under management.

Workflow & Insights

Workflow & Insights includes our analytics and corporate solutions businesses.

Our analytics business provides asset managers, investment consultants and institutional asset owners with information and analytics to make data-driven investment decisions, deploy their resources more productively, and provide liquidity solutions for private funds. Through our eVestment and Solovis solutions, we provide a suite of cloud-based solutions that help institutional investors and consultants conduct pre-investment due diligence, and monitor their portfolios post-investment. The eVestment platform also enables asset managers to efficiently distribute information about their firms and funds to asset owners and consultants worldwide.

Through our Solovis platform, endowments, foundations, pensions and family offices transform how they collect and aggregate investment data, analyze portfolio performance, model and predict future outcomes, and share meaningful portfolio insights with key stakeholders. The Nasdaq Fund Network and Nasdaq Data Link are additional platforms in our suite of investment data analytics offerings and data management tools.

Our corporate solutions business serves both public and private companies and organizations through our Investor Relations Intelligence, ESG Solutions and Governance Solutions products. Our public company clients can be companies listed on our exchanges or other U.S. and global exchanges. Our private company clients include a diverse group of organizations ranging from family-owned companies, government organizations, law firms, privately held entities, and various non-profit organizations to hospitals and healthcare systems. We help organizations enhance their ability to understand and expand their global shareholder base, improve corporate governance, and navigate the evolving ESG landscape through our suite of advanced technology, analytics, reporting and consulting services.

Financial Technology

Our Financial Technology segment comprises Financial Crime Management Technology, Regulatory Technology and Capital Markets Technology solutions.

Financial Crime Management Technology

Financial Crime Management Technology includes our Verafin solution, a cloud-based platform to help financial institutions detect, investigate, and report money laundering and financial fraud.

Regulatory Technology

Regulatory Technology comprises our surveillance and AxiomSL solutions. Our surveillance solutions are designed for banks, brokers and other market participants to assist them in complying with market abuse and integrity rules and regulations. In addition, we provide regulators and exchanges with a platform for surveillance. AxiomSL is a global leader in risk data management and regulatory reporting solutions for the financial industry, including banks, broker dealers and asset managers. Its unique enterprise data management platform delivers data lineage, risk aggregation, analytics, workflow automation, reconciliation, validation and audit functionality, as well as disclosures. AxiomSL’s platform supports compliance across a wide range of global and local regulations.

Capital Markets Technology

Capital Markets Technology includes market technology, trade management services and Calypso. Our market technology business is a leading global technology solutions provider and partner to exchanges, clearing organizations, central securities depositories, regulators, banks, brokers, buy-side firms and corporate businesses. Our market technology solutions are utilized by leading markets in North America, Europe and Asia as well as emerging markets in the Middle East, Latin America, and Africa. Our trade management services provide market participants with a wide variety of alternatives for connecting to and accessing our markets for a fee. Our marketplaces may be accessed via a number of different protocols used for quoting, order entry, trade reporting and connectivity to various data feeds. We also provide colocation services to market participants, whereby we offer firms cabinet space and power to house their own equipment and servers within our data centers. Additionally, we offer a number of wireless connectivity offerings between select data centers using millimeter wave and microwave technology. Calypso is a leading provider of front-to-back technology solutions for the financial markets. The Calypso platform provides customers with a single platform designed from the outset to enable consolidation, innovation and growth.

Market Services

Our Market Services segment includes revenues from equity derivatives trading, cash equity trading, Nordic fixed income trading & clearing, Nordic commodities and U.S. Tape plans data. We operate 19 exchanges across several asset classes, including derivatives, commodities, cash equity, debt, structured products and ETPs. In addition, in certain countries where we operate exchanges, we also provide clearing, settlement and central depository services.

Our transaction-based platforms provide market participants with the ability to access, process, display and integrate orders and quotes. The platforms allow the routing and execution of buy and sell orders as well as the reporting of transactions, providing fee-based revenues.

Corporate Information

We are incorporated in Delaware. Our executive offices are located at 151 W. 42nd Street, New York, New York, 10036 and our telephone number is (212) 401-8700. Our web site is http://www.nasdaq.com. Information contained on our web site is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

Recent Developments

Concurrent Share Repurchase

On July 25, 2024, we entered into a stock repurchase agreement with the selling stockholder pursuant to which we have agreed to purchase 1,200,000 shares of common stock from the selling stockholder at a price per share equal to the price per share to be paid by the underwriter to the selling stockholder, as part of our existing stock repurchase program, provided that if the aggregate price paid by us would exceed $120,000,000, the number of shares repurchased shall be reduced by the minimum number of shares such that the aggregate price paid by us would not exceed $120,000,000 (the “Repurchase”). Closing of the Repurchase is conditioned on, and is expected to occur immediately after, the completion of this offering and is subject to other customary closing conditions. Any shares bought in the Repurchase will thereafter cease to be outstanding and will be retained as treasury shares or cancelled. We currently intend to use cash on hand, together with borrowings under our commercial paper program, to fund the Repurchase. The terms of the Repurchase were approved by the audit and risk committee of our board of directors, comprised of independent and disinterested directors. The Repurchase will be made under our existing share repurchase program and will reduce the remaining amount available for purchase. Subject to the closing of the offering, we will have repurchased an aggregate of approximately 2,344,609 shares of common stock in 2024.

The description of, and the other information in this prospectus supplement regarding, the Repurchase are included in this prospectus supplement for informational purposes only. Nothing in this prospectus supplement should be construed as an offer to sell, or the solicitation of an offer to buy, any of our common stock subject to the Repurchase. The completion of this offering is not conditioned upon the completion of the Repurchase. We cannot assure you that this offering or the Repurchase will be consummated.

Preliminary Unaudited Results for the Three-Month Period Ended June 30, 2024

On July 25, 2024, Nasdaq announced the following preliminary results for the second quarter of 2024. References to “Nasdaq” in this section are referring to Nasdaq, Inc. on a consolidated basis with its subsidiaries.

(US$ millions, except per share)	2Q24
Solutions Revenues	$901
Market Services Net Revenues	$250
Net Revenues	$1,159
GAAP Operating income	$423
Non-GAAP Operating income	$620
GAAP Diluted EPS	$0.38
Non-GAAP Diluted EPS	$0.69

The foregoing is only a summary and is not intended to be a comprehensive statement of our financial results. Complete financial statements as of and for the period ended June 30, 2024 will be included in our Quarterly Report on Form 10-Q to be filed with the SEC.

Certain Business and Financial Information Used by the Company

Nasdaq presents certain financial information, which includes non-GAAP measures, including, but not limited to non-GAAP operating income, non-GAAP operating margin, non-GAAP net income attributable to Nasdaq, non-GAAP diluted earnings per share, free cash flow and free cash flow conversion, that include certain adjustments or exclude certain charges and gains that are described in the reconciliation table of U.S. GAAP to non-GAAP information provided at the end of this section.

Non-GAAP operating margin is defined as non-GAAP operating income divided by revenues less transaction-based expenses. Free cash flow is defined as cash flow from operations less capital expenditures excluding Section 31 fees, net, and for 2021 excludes certain Verafin structuring items. Free cash flow conversion is calculated by dividing free cash flow by non-GAAP net income attributable to Nasdaq.

Management uses this non-GAAP information internally, along with U.S. GAAP information, in evaluating our performance and in making financial and operational decisions. We believe our presentation of these measures provides investors with greater transparency and supplemental data relating to our financial condition and results of operations. In addition, we believe the presentation of these measures is useful to investors for period-to-period comparisons of results as the items described below in the reconciliation table do not reflect ongoing operating performance.

These measures are not in accordance with, or an alternative to, U.S. GAAP, and may be different from non-GAAP measures used by other companies. In addition, other companies, including companies in our industry, may calculate such measures differently, which reduces its usefulness as a comparative measure. Investors should not rely on any single financial measure when evaluating our business. This information should be considered as supplemental in nature and is not meant as a substitute for our operating results in accordance with U.S. GAAP. We recommend investors review the U.S. GAAP financial measures included in this prospectus supplement. When viewed in conjunction with our U.S. GAAP results and the accompanying reconciliations, we believe these non-GAAP measures provide greater transparency and a more complete understanding of factors affecting our business than U.S. GAAP measures alone.

We understand that analysts and investors regularly rely on non-GAAP financial measures to assess operating performance. We use these measures because they highlight trends more clearly in our business that may not otherwise be apparent when relying solely on U.S. GAAP financial measures, since these measures eliminate from our results specific financial items that have less bearing on our ongoing operating performance.

Foreign exchange impact: In countries with currencies other than the U.S. dollar, revenues and expenses are translated using monthly average exchange rates. Certain discussions in this prospectus supplement isolate the impact of year-over-year foreign currency fluctuations to better measure the comparability of operating results between periods. Operating results excluding the impact of foreign currency fluctuations are calculated by translating the current period’s results by the prior period’s exchange rates.

Nasdaq, Inc.

Reconciliation of Certain U.S. GAAP to Non-GAAP Financial Measures

(unaudited)

Reconciliation of U.S. GAAP Net Income to Non-GAAP Net Income (as adjusted) (unaudited)

	Reported 2Q24	Reported 2Q23	Adenza Historical	Nasdaq Reclassification		Nasdaq Non-GAAP Adjustments			Adenza 2Q23	As Adjusted 2Q23	Total Variance			As Adjusted Impact
(US $ millions, except per share data											$	%	FX	$	%
Capital Access Platforms	$481	$438							$—	$438	$43	10%	$(1)	$44	10%
Financial Crime Management Technology	67	54							—	54	13	24%	—	13	24%
Regulatory Technology	95	35	47			—			47	82	13	16%	—	13	16%
Capital Markets Technology	258	146	82			—			82	228	30	13%	(1)	31	14%
Financial Technology	420	235	129			—			129	364	56	15%	(1)	57	16%
Total Solutions Revenues	901	673							129	802	99	12%	(2)	101	13%
Market Services, net revenues	250	242							—	242	8	3%		8	3%
Other revenues (divestitures)	8	10							—	10	(2)	(20)%	(1)	(1)	(10)%
Total Revenues, net	1,159	925							129	1,054	105	10%	(3)	108	10%
Cost of Sales	—	—	28	(28)	(a)				—	—
Amortization of developed technology	—	—	16	(16)	(b)					—
Operating expenses	539	441	66	45	(a) (b) (c) (d)	45	(e	)	66	507	32	6%	(2)	34	7%
Gain on foreign currency transactions	—	—	2	(2)	(c)					—
Other income	—	—	(1)	1	(d)					—
Operating income	620	484	18	—		45			63	547	73	13%	(1)	74	14%
Operating margin	53%	52%							49%	52%

The following reclassifications were made to conform to Adenza historical financials to Nasdaq income statement.

(a)	Reclassification of $28 million of Cost of sales to Operating expenses
(b)	Reclassification of $16 million of Amortization of developed technology to Operating expenses
(c)	Reclassification of $3 million of Gain on foreign currency transactions to Operating expenses
(d)	Reclassification of $1 million of Other income to Operating expenses
(e)

Adjustments to the Operating expenses line to exclude Adenza’s historical amortization of acquired intangible assets of $39 million and exclude Adenza’s transaction costs and re-organization costs of $6 million from GAAP operating expenses:

Acquired intangible asset amortization adjustment	$(39)

Merger/restructuring costs	(6)

Net impact on Operating expenses	$(45)

Historical Cash Flow (unaudited)

Free cash flow	For the Year Ended
(U.S. $ in millions)	2023	2022	2021	2020	2019	2018	2017
Cash flow from operations	$1,696	$1,706	$1,083	$1,252	$963	$1,028	$909
Capital expenditure	(158)	(152)	(163)	(188)	(127)	(111)	(144)
Cash flow from operations less capital expenditures	1,538	1,554	920	1,064	836	917	765
Verafin structuring items(1)	—	—	323	—	—	—	—
Section 31 fees, net(2)	92	(103)	106	(57)	(14)	9	(9)
Free cash flow	1,630	1,451	1,349	1,007	822	926	756

Free cash flow	For the Year Ended
(U.S. $ in millions)	2023	2022	2021	2020	2019	2018	2017
Non-GAAP Net Income Attributable to Nasdaq	1,433	1,324	1,273	1,031	835	797	670
Free cash flow conversion	114%	110%	106%	98%	98%	116%	113%

(1)	Included a tax payment of $221 million and a purchase price holdback escrow of $102 million.
(2)

Net of change in Section 31 fees receivables of $1 million in 2017; $(10) million in 2018; $9 million in 2019; $35 million in 2020; $(56) million in 2021; $79 million in 2022 and $(68) million in 2023.

Reconciliation of U.S. GAAP Operating Income to Non-GAAP Operating Income (unaudited)

(U.S. $ in millions)	2Q24	2Q23	2023	2022	2017
U.S. GAAP operating income	$423	$382	$1,578	$1,564	$991
Non-GAAP adjustments:
Amortization expense of acquired intangible assets(1)	122	37	206	153	92
Merger and strategic initiatives expense(2)	4	45	148	82	44
Restructuring charges(3)	56	14	80	15	—
Lease asset impairments(4)	—	5	25	—	—
Extinguishment of debt(7)	—	—	—	16	10
Legal and regulatory matters(8)	13	—	12	26	—
Pension settlement charge(10)	—	—	9	—	—
Other(14)	2	1	7	5	3

Total non-GAAP adjustments	197	102	487	297	149

Non-GAAP operating income	$620	$484	$2,065	$1,861	$1,140
Revenues less transaction-based expenses	$1,159	$925	$3,895	$3,582	$2,411
U.S. GAAP operating margin(A)	36%	41%	41%	44%	41%
Non-GAAP operating margin(B)	53%	52%	53%	52%	47%

(A)	U.S. GAAP operating margin equals U.S. GAAP operating income divided by revenues less transaction-based expenses.
(B)	Non-GAAP operating margin equals non-GAAP operating income divided by revenues less transaction-based expenses.

Reconciliation of U.S. GAAP Operating Expenses to Non-GAAP Operating Expenses (unaudited)

(U.S. $ in millions)	2Q24	2Q23
U.S. GAAP operating expenses	$736	$543
Non-GAAP adjustments:
Amortization expense of acquired intangible assets(1)	(122)	(37)
Merger and strategic initiatives expenses(2)	(4)	(45)
Restructuring charges(3)	(56)	(14)
Lease asset impairments(4)	—	(5)
Extinguishment of debt(7)	—	—
Legal and regulatory matters(8)	(13)	—
Pension settlement charge(10)	—	—
Other(14)	(2)	(1)

Total non-GAAP adjustments	(197)	(102)

Non-GAAP operating expenses	$539	$441

Reconciliation of U.S. GAAP Net Income to Non-GAAP Net Income (unaudited)

(U.S. $ in millions, except per share data)	2Q24	2Q23	2023	2022	2021	2020	2019	2018	2017
U.S. GAAP net income attributable to Nasdaq	$222	$267	$1,059	$1,125	$1,187	$933	$774	$458	$729
Non-GAAP adjustments:
Amortization expense of acquired intangible assets(1)	122	37	206	153	170	103	101	109	92
Merger and strategic initiatives expense(2)	4	45	148	82	87	33	30	21	44
Restructuring charges(3)	56	14	80	15	31	48	39	—	—
Lease asset impairments(4)	—	5	25	—	—	—	—	—	—
Net gain on divestiture of business(5)	—	—	—	—	(84)	—	(27)	(33)	—
Net (income) loss from unconsolidated investees(6)	(2)	11	7	(29)	(52)	(70)	(82)	(16)	(13)
Extinguishment of debt(7)	—	—	—	16	33	36	11	—	10
Legal and regulatory matters(8)	13	—	12	26	44	(12)	7	6	—
Gain on sale of investment security(9)	—	—	—	—	—	—	—	(118)	—
Pension settlement charge(10)	—	—	9	—	—	—	—	—	—
Clearing default(11)	—	—	—	—	—	—	—	31	—
Charitable donations(12)	—	—	—	—	—	17	—	—	—
Provision for notes receivable(13)	—	—	—	—	—	6	20	—	—
Other(14)	(10)	8	21	2	(82)	20	10	11	3

Total non-GAAP adjustments	183	120	508	265	147	181	109	11	136
Non-GAAP adjustment to the income tax provision	(41)	(37)	(134)	(66)	(61)	(67)	(43)	6	(66)
Tax on intra-group transfer of intellectual property assets	33	—	—	—	—	—	—	—	—
Executive deduction benefit	—	—	—	—	—	—	—	(118)	—
Reversal of Swedish tax benefits	—	—	—	—	—	—	—	41	—
Impact of newly enacted U.S. tax legislation	—	—	—	—	—	—	—	290	(89)
Excess tax benefits related to employee share-based compensation	—	—	—	—	—	(6)	(5)	(9)	(40)

Total non-GAAP adjustments, net of tax(15)	175	83	374	199	86	98	61	339	(59)

Non-GAAP net income attributable to Nasdaq	$397	$350	$1,433	$1,324	$1,273	$1,031	$835	$797	$670
U.S. GAAP diluted earnings per share	$0.38	$0.54	$2.08	$2.26	$2.35	$1.86	$1.55	$0.91	$1.43
Total adjustments from non-GAAP net income above	0.31	0.17	0.74	0.40	0.17	0.20	0.12	0.67	(0.11)

Non-GAAP diluted earnings per share	$0.69	$0.71	$2.82	$2.66	$2.52	$2.06	$1.67	$1.58	$1.32

Weighted-average diluted common shares outstanding for earnings per share:	579.0	493.6	508.4	497.9	505.1	500.7	500.9	503.1	509.0

(1)

Amortization expense of acquired intangible assets: We amortize intangible assets acquired in connection with various acquisitions. Intangible asset amortization expense can vary from period to period due to episodic acquisitions completed, rather than from our ongoing business operations.

(2)

Merger and strategic initiatives expense: We have pursued various strategic initiatives and completed acquisitions and divestitures in recent years that have resulted in expenses which would not have otherwise been incurred. The frequency and the amount of such expenses vary significantly based on the size, timing and complexity of the transaction. These expenses primarily include integration costs, as well as legal, due diligence and other third-party transaction costs. In the second quarter of 2024, these costs were partially offset by a termination payment recognized relating to the proposed divestiture of our Nordic power trading and clearing business.

(3)

Restructuring charges: In the fourth quarter of 2023, following the closing of the Adenza acquisition, our management approved, committed to and initiated a restructuring program, to optimize our efficiencies as a combined organization. In connection with this program, we expect to incur pre-tax charges principally related to employee-related costs, contract terminations, real estate impairments and other related costs. The 2023 and 2022 charges also relate to our divisional alignment program that was initiated in October 2022, following our September 2022 announcement to realign our segments and leadership, with a focus on realizing the full potential of this structure. In connection with the program, we expect to incur pre-tax charges principally related to employee-related costs, consulting, asset impairments and contract terminations over a two-year period. The charges in 2019, 2020 and 2021 are associated with our restructuring program initiated in September 2019 with the goal of transitioning certain technology platforms to advance Nasdaq’s strategic opportunities as a technology and analytics provider and continuing our realignment of certain business areas. The 2019 program was completed as of June 30, 2021.

(4)

Lease asset Impairments: During 2023, we initiated a review of our real estate and facility capacity requirements due to our new and evolving work models. As a result, we recorded impairment charges related to our operating lease assets and leasehold improvements associated with vacating certain leased office space, which are recorded in occupancy expense and depreciation and amortization expense in our Consolidated Statements of Income. We fully impaired our lease assets for locations we vacated, with no intention to sublease. Substantially all the property, equipment and leasehold improvements associated with the vacated lease office space was fully impaired as there are no expected future cash flows for these items.

(5)

Net gain on divestiture of businesses: Represents the net gain on sale of our U.S. Fixed Income business in the second quarter of 2021, the net gain on the sale of the BWise enterprise governance, risk and compliance software platform in 2019 and the net gain on the sale of our Public Relations Solutions and Digital Media Services businesses in 2018.

(6)

Net (income) loss from unconsolidated investees: We exclude our share of the earnings and losses of our equity method investments, primarily our equity interest in the Options Clearing Corporation, or OCC and Nasdaq Private Market, LLC. This provides a more meaningful analysis of Nasdaq’s ongoing operating performance or comparisons in Nasdaq’s performance between periods.

(7)	Extinguishment of debt: These charges relate to premiums paid for the early extinguishment of previously outstanding debt.
(8)

Legal and regulatory matters: These charges primarily relate to accruals related to certain legal matters recorded in professional and contract services and general, administrative and other expense in the Condensed Consolidated Statements of Income. For the three months ended June 30, 2024, this also included a settlement of a Swedish Financial Supervisory Authority, or SFSA, fine recorded in regulatory expense in our Condensed Consolidated Statements of Income. For the year ended 2023, legal accruals were offset by insurance recoveries related to legal matters recorded in general, administrative and other expense and professional and contract services expense in our Condensed Consolidated Statements of Income. For the year ended 2022, the legal accruals were offset by a decrease relating to an approximately $5 million release of the $33 million reserve booked in 2021 relating to a fine imposed by the SFSA associated with the default of a member of the Nasdaq Clearing commodities market that occurred in 2018. For the year ended December 31, 2020 we recorded a $6 million reversal of a regulatory fine issued by the SFSA in 2016 relating to findings following the SFSA’s investigations of cybersecurity processes at our Nordic exchanges and clearinghouse. These charges and reversals were recorded to regulatory expense in our Consolidated Statements of Income.

(9)	Gain on the sale of investment security: Represents a pre-tax gain on the sale of our 5.0% ownership interest in LCH Group Holdings Limited.
(10)

Pension settlement charge: In 2023 we recognized a settlement charge of $9M relating to the termination and partial settlement of our U.S. pension plan related to the lump sum distributions. The charge was recorded in Compensation and Benefits expense in our Consolidated Statements of Income.

(11)	Clearing default: Charges associated with the clearing default which occurred in 2018.
(12)	Charitable donations: Donations made to the Nasdaq Foundation, COVID-19 response and relief efforts, and social justice charities.
(13)	Provision for notes receivable: These charges are associated with the funding of technology development for the consolidated audit trail.
(14)

Other significant items include certain other charges or gains, including certain tax items, that are the result of other non-comparable events to measure operating performance. For the year ended 2023, these items primarily included certain financing costs related to the Adenza transaction; for 2022, net gains and losses from strategic investments entered into through our corporate venture program; for 2021, gains from sales of strategic investments entered into through our corporate venture program; for 2020, charges associated with duplicative rent and impairment of leasehold assets related to our global headquarters move; for 2019, a tax reserve for certain prior year examinations and certain litigation costs; for 2018, certain litigation costs, certain charges related to a sales and use tax audit and VAT reserves.

(15)

The non-GAAP adjustment to the income tax provision primarily includes the tax impact of each non-GAAP adjustment. In addition, for the three months ended June 30, 2024, tax items also include a net tax expense related to the completion of an intra-group transfer of certain IP assets to U.S. headquarters. For the year 2021, we recorded a tax benefit related to state and local provision to return adjustments and a release of tax reserves due to statute of limitation expiration as well as a prior year tax benefit, net of reserve. For the year ended 2020, we recorded a tax benefit related to favorable audit settlements, a release of tax reserves due to statute of limitation expiration, partially offset with an increase to certain tax reserves related to certain tax filings. In addition, we also recorded a tax benefit on compensation related deductions determined to be allowable. For the year ended 2018, we recorded a reversal of previously recognized Swedish tax benefits. For the year ended 2017, we recorded a decrease to tax expense primarily related to the remeasurement of our net U.S. deferred tax liability at the lower U.S. federal corporate income tax rate which reflected the provisional impact associated with the enactment of this act. Also in 2017, we recorded excess tax benefits related to employee share-based compensation as a result of the adoption of accounting guidance on January 1, 2017.

THE OFFERING

Issuer	Nasdaq, Inc.

Common stock offered by selling stockholder	41,604,207 shares.

The Repurchase	Subject to the completion of this offering, we have agreed to purchase 1,200,000 shares of common stock from the selling stockholder at a price per share equal to the price per share to be paid by the underwriter to the selling stockholder, as part of our existing stock repurchase program, provided that if the aggregate price paid by us would exceed $120,000,000, the number of shares repurchased shall be reduced by the minimum number of shares such that the aggregate price paid by us would not exceed $120,000,000. The underwriter will not receive any compensation for the shares of common stock being repurchased by us, and any shares bought in the Repurchase will thereafter cease to be outstanding and will be retained as treasury shares or cancelled. The completion of the Repurchase is conditioned upon the completion of this offering. The completion of this offering is not conditioned upon the completion of the Repurchase. We cannot assure you that either this offering or the Repurchase will be consummated.

Common stock to be outstanding immediately after the offering and the Repurchase	574,740,337 shares, assuming we repurchase 1,200,000 shares.

Use of Proceeds	All of the shares of common stock being offered under this prospectus are being sold by the selling stockholder. Accordingly, we will not receive any proceeds from the sale of these shares.

Risk Factors	Investing in our common stock involves risk. See “Risk Factors” and the other information included in or incorporated by reference in this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in our common stock.

NASDAQ Symbol	“NDAQ”

The number of shares of our common stock outstanding as of July 25, 2024 excludes: (i) 1,420,323 options to acquire shares of common stock pursuant to our stock plans and (ii) 6,628,680 restricted stock units of common stock outstanding pursuant to our stock plans (including 4,396,460 time-vesting restricted stock units of common stock and 2,232,220 performance-vesting restricted stock units of common stock).

RISK FACTORS

Investing in our common stock involves risk. You should consider carefully the following risks and all of the information set forth or incorporated by reference in this prospectus supplement, including the risks and uncertainties described under the heading “Risk Factors” included in our Annual Report on Form 10-K for our most recent fiscal year and elsewhere in our public filings before investing in our common stock offered by this prospectus supplement.

Risks Relating to This Offering

Future sales of our common stock in the public market or the issuance of securities senior to our common stock could adversely affect the trading price of our common stock and our ability to raise funds in new stock offerings.

Sale of a substantial number of shares of our common stock in the public markets following this offering, or the perception that these sales might occur, could cause the market price of our common stock to decline or could impair our ability to raise capital through a future sale of, or pay for acquisitions using, our equity securities. In addition, the selling stockholder and certain other stockholders have certain registration rights that require us to register the sale of common stock held by them, including in connection with underwritten offerings.

We may issue common stock or equity securities senior to our common stock in the future for a number of reasons, including to finance our operations and business strategy, to adjust our ratio of debt-to-equity, as consideration in acquisitions or for other reasons. We cannot predict the effect, if any, that future sales or issuances of shares of our common stock or other equity securities, or the availability of shares of our common stock or any other equity securities for future sale or issuance, will have on the trading price of our common stock.

The price of our common stock may fluctuate significantly, which could negatively affect us and holders of our common stock.

The trading price of our common stock may fluctuate significantly in response to a number of factors, many of which are beyond our control. For instance, if our financial results are below the expectations of securities analysts and investors, the market price of our common stock could decrease, perhaps significantly. Other factors that may affect the market price of our common stock include announcements relating to significant corporate transactions; fluctuations in our quarterly and annual financial results; operating and stock price performance of companies that investors deem comparable to us; future sales by us or our subsidiaries of equity, equity-related or debt securities; the amount, if any, of dividends that we pay on our common stock; anticipated or pending investigations, proceedings or litigation that involve or affect us; changes in regional, national or global financial markets and economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility; and changes in government regulation or proposals relating to us. In addition, the U.S. and global securities markets have experienced significant price and volume fluctuations. These fluctuations often have been unrelated to the operating performance of companies in these markets. Market fluctuations and broad market, economic and industry factors may negatively affect the price of our common stock, regardless of our operating performance. You may not be able to sell your shares of our common stock at or above the public offering price, or at all. Any volatility of or a significant decrease in the market price of our common stock could also negatively affect our ability to make acquisitions using our common stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the selling stockholder in this offering. The selling stockholder will receive all of the proceeds from the sale of shares of our common stock in this offering.

SELLING STOCKHOLDER

The following table sets forth information as of July 25, 2024 with respect to the ownership of our common stock by the selling stockholder.

The amounts and percentages of shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Percentage computations are based on approximately 575,940,337 shares of our common stock outstanding as of July 25, 2024, before giving effect to the Repurchase and approximately 574,740,337 shares of our common stock outstanding after giving effect to the Repurchase, assuming we repurchase 1,200,000 shares.

Shares Beneficially Owned Before and After the Offering
Name of Beneficial Owner	Number of Shares Owned Before the Offering or Repurchase	Percent of our Common Stock Before the Offering or Repurchase (%)	Shares Offered Hereby	Number of Shares Owned After the Offering (including the Repurchase)	Percent of our Common Stock after the Offering (including the Repurchase)
Argus Seller, LP(1)	85,608,414	14.86%	41,604,207	42,804,207	7.45%

(1)

Thoma Bravo UGP, LLC (“Thoma Bravo UGP”) is the ultimate general partner of certain investment funds affiliated with Thoma Bravo UGP (the “Thoma Bravo Funds”), and the Thoma Bravo Funds and certain unaffiliated investors are limited partners of the selling stockholder. By virtue of the relationships described in this footnote, Thoma Bravo UGP may be deemed to beneficially own shares of the common stock directly owned by the selling stockholder. The principal address of each of the foregoing entities is c/o Thoma Bravo, L.P., 110 N. Wacker Drive, 32nd Floor, Chicago, IL 60606.

Material Relationships with Selling Stockholder

The selling stockholder acquired the shares being sold under this prospectus supplement from us in connection with our acquisition of Adenza Holdings, Inc. Such shares of common stock were sold and issued by us to the selling stockholder pursuant to the terms and subject to the conditions of the Agreement and Plan of Merger, dated as of June 10, 2023, by and among us, Argus Merger Sub 1, Inc., Argus Merger Sub 2, LLC and Adenza Holdings, Inc. Additionally, in connection with the completion of the merger, we entered into (i) a stockholders’ agreement (as amended, the “Stockholders’ Agreement”) and (ii) a registration rights agreement (as amended, the “Registration Rights Agreement”), with the selling stockholder.

Pursuant to the Registration Rights Agreement, we granted the selling stockholder certain registration rights. Subject to some exceptions, including our right to defer a registration in certain circumstances, the selling stockholder has the right to require us to register the sale of the shares of common stock held by it on Form S-3, subject to offering size and other restrictions. The selling stockholder also has the right to request marketed and non-marketed underwritten offerings using a shelf registration statement. If we propose to file certain types of registration statements under the Securities Act with respect to an offering of shares of common stock, then we will be required to offer the selling stockholder the opportunity to register any number of shares of common stock that they request, on the terms and conditions set forth in the Registration Rights Agreement (customarily known as “piggyback rights”). The rights granted under the Registration Rights Agreement are subject to customary restrictions including, if a registration is underwritten, limitation on the number of shares to be included in the underwritten offering if the underwriter advises us that the amount of securities to be underwritten is likely to have an adverse effect on the price, timing or the distribution of the securities to be offered. Expenses of registration under the Registration Rights Agreement, including the reasonable legal fees of counsel chosen by the selling stockholder, but excluding underwriter discounts and commissions and transfer taxes, will be paid by us. Any sales in the public market of any shares of common stock registrable granted under the Registration Rights Agreement could depress the market price of our shares of common stock. See “Risk Factors—Future sales of our common stock in the public market or the issuance of securities senior to our common stock could adversely affect the trading price of our common stock and our ability to raise funds in new stock offerings.” The Registration Rights Agreement also contains customary indemnification and contribution provisions. This offering is being made pursuant to the rights granted under the Registration Rights Agreement.

Pursuant to the Stockholders’ Agreement, the selling stockholder and Thoma Bravo, L.P. (collectively, the “seller parties”) have agreed to certain transfer restrictions with respect the shares of common stock owned by it, including a lock-up with respect to the transfer of the remaining shares of common stock not being sold in this offering, with such shares released from the lock-up on May 1, 2025 (subject to certain exceptions). The Stockholders’ Agreement further provides that the seller parties will be entitled to propose for nomination one director for election to our board of directors (with the initial nominee to be Holden Spaht), and such right will exist for so long as the seller parties and their controlled affiliates continue to beneficially own at least 10% of the shares of Nasdaq common stock outstanding as of November 1, 2023. The seller parties’ nominee to Nasdaq’s board of directors, Holden Spaht, is expected to remain on the board. In addition, the seller parties have agreed to be subject to a standstill obligation, including a restriction on acquiring shares in excess of 19.99% of the outstanding shares of common stock on a fully diluted basis, subject to certain exceptions, until at least November 1, 2025.

For more information on these relationships and the Stockholders’ Agreement and Registration Rights Agreement, please refer to the Annual Report on Form 10-K for our most recent fiscal year, which is incorporated herein by reference.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF COMMON STOCK

The following is a general discussion of certain material U.S. federal income tax considerations with respect to the ownership and disposition of shares of our common stock applicable to non-U.S. holders (defined below) who acquired such shares in this offering. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, administrative rulings of the U.S. Internal Revenue Service (the “IRS”), and judicial decisions, each as in effect on the date hereof. These authorities are subject to change and differing interpretations, possibly with retroactive effect, and any such change or differing interpretation could result in U.S. federal income tax consequences different from those discussed below.

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of shares of our common stock that is not, for U.S. federal income tax purposes:

•	a partnership;

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of such trust or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person for U.S. federal income tax purposes.

This discussion is limited to non-U.S. holders that acquire shares of our common stock pursuant to this offering and hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a non-U.S. holder in light of that non-U.S. holder’s particular circumstances or that may be applicable to non-U.S. holders subject to special treatment under U.S. federal income tax laws (including, without limitation, banks, insurance companies or other financial institutions; tax-exempt entities; “controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax; entities or arrangements treated as partnerships for U.S. federal income tax purposes or other “flow-through” entities and investors therein; brokers or dealers in securities or currencies; traders in securities that elect mark-to-market treatment; real estate investment trusts or regulated investment companies; certain former citizens or long-term residents of the United States; or holders who hold our common stock as part of a straddle, hedge, conversion transaction, constructive sale, or other integrated security transaction). In addition, this discussion does not address U.S. federal tax laws other than those pertaining to the U.S. federal income tax, nor does it address any aspects of the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Prospective investors should consult their tax advisors regarding the U.S. federal, state, local, and non-U.S. income and other tax considerations with respect to acquiring, holding and disposing of shares of our common stock.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a person treated as a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as partnerships and partners in such partnerships should consult their tax advisors.

This discussion is for general information only and is not intended to constitute a complete description of all tax considerations relating to the acquisition, ownership and disposition of our common stock.

Prospective holders of our common stock should consult with their tax advisors regarding the tax consequences to them of the acquisition, ownership and disposition of our common stock, including the application and effect of any U.S. federal, state, local, and non-U.S. income and other tax laws.

Distributions

In general, subject to the discussion below regarding “effectively connected” dividends, the gross amount of any distribution we make to a non-U.S. holder with respect to its shares of our common stock will be subject to U.S. federal withholding tax at a rate of 30% to the extent that the distribution constitutes a dividend for U.S. federal income tax purposes, unless the non-U.S. holder is eligible for an exemption from, or a reduced rate of, such withholding tax under an applicable income tax treaty and the non-U.S. holder provides proper certification of its eligibility for such exemption or reduced rate. A distribution with respect to shares of our common stock will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. To the extent any distribution does not constitute a dividend, it will be treated first as reducing the adjusted tax basis in the non-U.S. holder’s shares of our common stock and then, to the extent it exceeds the non-U.S. holder’s adjusted tax basis in its shares of our common stock, as gain from the sale or exchange of such stock. Any such gain will be subject to the tax treatment described below under “Gain on Sale or Other Taxable Disposition of Common Stock.”

Dividends we pay with respect to our common stock to a non-U.S. holder that are effectively connected with the conduct by such non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or a fixed base of such non-U.S. holder in the United States) generally will not be subject to U.S. federal withholding tax, as described above, if the non-U.S. holder complies with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis at the U.S. federal income tax rates applicable to U.S. citizens, nonresident aliens or domestic corporations, as applicable. Dividends received by a non-U.S. holder that is a corporation and that are effectively connected with its conduct of a trade or business within the United States may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Gain on Sale or Other Taxable Disposition of Common Stock

Subject to the discussion below under “—Information Reporting and Backup Withholding” and “FATCA,” in general, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of the non-U.S. holder’s shares of our common stock unless:

•

the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or a fixed base of such non-U.S. holder in the United States);

•

the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of such disposition or such non-U.S. holder’s holding period of such shares of our common stock.

Gain described in the first bullet point immediately above generally will be subject to U.S. federal income tax on a net income tax basis at the U.S. federal income tax rates applicable to U.S. citizens, nonresident aliens or domestic corporations, as applicable. A non-U.S. holder that is a corporation and that recognizes gain described in the first bullet point immediately above may also be subject to the branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) with respect to such effectively connected gain, as adjusted for certain items.

An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax (unless the non-U.S. holder is eligible for a lower rate under an applicable income tax treaty) on the gain from such sale or other disposition, which may be offset by U.S.-source capital losses, if any, of the non-U.S. holder, provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

We believe we are not, and do not anticipate becoming, a USRPHC for U.S. federal income tax purposes. However, no assurance can be given that we are not or will not become a USRPHC. If we were or were to become a USRPHC, however, any gain recognized on a sale or other disposition of shares of our common stock by a non-U.S. holder that did not own (directly, indirectly or constructively) more than 5% of our common stock during the applicable period would not be subject to U.S. federal income tax, provided that our common stock is “regularly traded on an established securities market” (within the meaning of Section 897(c)(3) of the Code).

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of distributions paid to such non-U.S. holder and the tax withheld with respect to such distributions. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty.

A non-U.S. holder generally will be subject to backup withholding (currently at a rate of 24%) on dividends paid with respect to such non-U.S. holder’s shares of our common stock unless such holder certifies under penalties of perjury that, among other things, it is a non-U.S. holder (and the payor does not have actual knowledge, or reason to know, that such holder is a United States person (as defined in the Code)) or otherwise establishes an exemption.

Information reporting and backup withholding generally are not required with respect to any proceeds from the sale or other disposition of our common stock by a non-U.S. holder outside of the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if a non-U.S. holder sells or otherwise disposes of its shares of our common stock through a U.S. broker or the U.S. offices of a foreign broker, the broker will generally be required to report the amount of proceeds paid to the non-U.S. holder to the IRS and may also be required to backup withhold on such proceeds unless such non-U.S. holder certifies under penalties of perjury that, among other things, it is a non-U.S. holder (and the payor does not have actual knowledge, or reason to know, that such holder is a United States person (as defined in the Code)) or otherwise establishes an exemption. Information reporting will also apply if a non-U.S. holder sells its shares of our common stock through a foreign broker with certain specified connections to the United States, unless such broker has documentary evidence in its records that such non-U.S. holder is not a United States person and certain other conditions are met, or such non-U.S. holder otherwise establishes an exemption (and the payor does not have actual knowledge, or reason to know, that such holder is a United States person (as defined in the Code)).

Copies of any information returns may also be made available to the tax authorities in the country in which the non-U.S. holder resides or is established under the provisions of an applicable income tax treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder may be credited against the non-U.S. holder’s U.S. federal income tax liability, if any, or refunded, provided that the required information is furnished to the IRS in a timely manner. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

FATCA

Under Sections 1471 through 1474 of the Code (such Sections and the U.S. Treasury regulations promulgated thereunder, collectively, commonly referred to as “FATCA”), a U.S. federal withholding tax at a rate of 30% generally will be imposed on certain payments made to a “foreign financial institution” (as specifically defined under FATCA) unless such institution enters into an agreement with the U.S. tax authorities to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or meets other exceptions. Under the legislation and administrative guidance, a U.S. federal withholding tax of 30% generally also will be imposed on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification identifying its direct and indirect U.S. owners or meets other exceptions. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. These withholding taxes would be imposed on dividends paid with respect to our common stock and (subject to proposed Treasury regulations described below) on gross proceeds from sales or other dispositions of our common stock. Proposed Treasury regulations issued in 2018, which state that taxpayers may rely on them until final regulations are issued, eliminate the U.S. federal withholding tax of 30% applicable to gross proceeds from sales or other dispositions of our common stock. Prospective non-U.S. holders should consult with their tax advisors regarding the possible implications of FATCA on their investment in our common stock.

UNDERWRITING

The company, the selling stockholders and Goldman Sachs & Co. LLC have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, the underwriter has agreed to purchase 41,604,207 shares of common stock from the selling stockholder at a price of $    per share, which will result in $    of proceeds to the selling stockholder before expenses. The underwriter is committed to take and pay for all of the shares being offered, if any are taken.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriter by the selling stockholder.

Paid by the Selling Stockholder

Per Share	$
Total	$

Shares sold by the underwriter to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriter to securities dealers may be sold at a discount of up to $    per share from the initial public offering price. After the initial offering of the shares, the underwriter may change the offering price and the other selling terms. The offering of the shares by the underwriter is subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part.

We have agreed that, without the prior written consent of the underwriter, we will not, and will not publicly disclose an intention to, during the period ending 90 days after the date of this prospectus supplement (the “restricted period”): (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clauses (1) or (2) is to be settled by delivery of common stock or such other securities, in cash or otherwise; or (3) file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock.

The restrictions described in the immediately preceding paragraph do not apply to:

i.	the securities to be sold pursuant to the underwriting agreement entered into in connection with this offering;

ii.

any shares of common stock issued by the us upon the exercise of an option or warrant, the vesting or settlement of any restricted stock or restricted stock unit (including, for the avoidance of doubt, any performance-based restricted stock unit) or the conversion of a security outstanding on the date hereof;

iii.

any shares of common stock, restricted stock, restricted stock units (including, for the avoidance of doubt, any performance-based restricted stock units) or any securities convertible into or exercisable or exchangeable for common stock issued or options to purchase common stock granted pursuant to our long-term incentive plans or non-employee director stock plans referred to or incorporated by reference into this prospectus supplement;

iv.

shares of common stock (or securities convertible into or exchangeable for shares of common stock) issued in connection with the bona fide strategic acquisition of assets, technology or a business or the bona fide establishment of a strategic partnership or collaboration (including a joint venture) complementary to our business;

v.	any registration statement on Form S-8 under the Securities Act with respect to the foregoing clauses (iii) or on Form S-4 under the Securities Act with respect to the foregoing clause (iv); or

vi.

the filing of a registration statement or prospectus supplement in compliance with the request of any person who has the right, as of the date hereof, to require us to file such registration statement or prospectus supplement.

All of our directors and senior executive officers have agreed that, without the prior written consent of the underwriter, they will not, and will not publicly disclose an intention to, during the restricted period: (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock; or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clauses (1) or (2) is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, each such person agrees that, without the prior written consent of the underwriter, such person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The restrictions described in the immediately preceding paragraph to do not apply to:

i.	transactions relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering;

ii.

(i) transfers of shares of common stock as a bona fide gift or for bona fide estate planning purposes or (ii) to an immediate family member or a trust for the direct or indirect benefit of the applicable lock-up party or such immediate family member of the applicable lock-up party;

iii.

distributions of shares of common stock or any security convertible into or exercisable or exchangeable for common stock to limited partners, limited liability company members or stockholders of the applicable lock-up party or transfers of shares of common stock or any security convertible into or exercisable or exchangeable for common stock to another partnership, limited liability company, corporation or other business entity that controls, is controlled by or is under common control with the applicable lock-up party or, if the applicable lock-up party is a trust, transfers of shares of common stock or any security convertible into or exercisable or exchangeable for common stock to a trustee or beneficiary of the trust;

iv.	transfers of shares of common stock or any security convertible into or exercisable or exchangeable for common stock by will or intestacy;

v.

the transfer of shares of common stock or any security convertible into or exercisable or exchangeable for common stock to us pursuant to agreements under which we have the option to repurchase such shares or a right of first refusal with respect to transfers of such shares solely with respect to individuals who cease to be a director or senior executive officer of the Company;

vi.

the transfer of shares of common stock or any security convertible into or exercisable or exchangeable for common stock that occurs pursuant to an order of a regulatory agency or a court, including a qualified domestic order, or in connection with a divorce settlement;

vii.

the transfer of shares of common stock or any security convertible into or exercisable or exchangeable for common stock to us upon a vesting event of our securities or upon the exercise of options to purchase our securities, in each case on a “cashless” or “net exercise” basis or to cover tax withholding obligations of the applicable lock-up party in connection with such vesting or exercise;

viii.	the transfer of shares of common stock pursuant to a trading plan established pursuant to Rule 10b5-1 under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

ix.

facilitating the establishment of a trading plan on behalf of one of our shareholders, officers or directors pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that (i) such plan does not provide for the transfer of common stock during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the applicable lock-up party or by us regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the restricted period; or

x.

the transfer of shares of common stock pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by our board of directors and made to all holders of our capital stock involving a Change of Control (as defined in the lock-up agreement);

provided, (A) in the case of any transfer pursuant to clauses (i) and (iii) no filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership is required or voluntarily made, (B) in the case of clause (ii), no filing under Section 16(a) of the Exchange Act is voluntarily made and, if any filing is legally required, such filing indicates the report relates to the circumstances described in clause (ii) above, (C) in the case of any transfer pursuant to clauses (ii), (iii), (iv), and (vi) that the recipient of the securities enters into a lock-up agreement substantially in the form entered into by the Selling Stockholder or the common stock so transferred otherwise remains subject to the restrictions of the lock-up agreement, and (D) in the case of any transfer pursuant to clauses (ii), (iii) and (iv) such transfer shall not involve a disposition for value, and (E) in the case of any transfer pursuant to clauses (iv), (v), (vi) and (vii) if any filing is made under Section 16(a) of the Exchange Act, such filing shall indicate the nature and conditions of such transfer.

The selling stockholder has agreed that, without the prior written consent of the underwriter, the selling stockholder will not, and will not publicly disclose an intention to, during the restricted period, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clauses (1) or (2) is to be settled by delivery of common stock or such other securities, in cash or otherwise.

The restrictions described in the immediately preceding paragraph to do not apply to:

i.

the pledge, hypothecation or other granting of a security interest in shares of common stock or securities convertible into or exchangeable for shares of common stock to one or more lending institutions as collateral or security for any loan, advance or extension of credit and any transfer upon foreclosure upon such shares of common stock or such securities;

ii.	transactions relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering;

iii.	transfers of shares of common stock or any security convertible into or exchangeable for shares of common stock as a bona fide gift or charitable contribution;

iv.

transfers or distributions of shares of common stock or any security convertible into or exchangeable for shares of common stock to (x) affiliates (as defined in Rule 405 of the Securities Act) or stockholders of the selling stockholder or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the selling stockholder or affiliates of the selling stockholder (including, for the avoidance of doubt, to its general partner or a successor partnership or fund, or any other funds managed by such partnership) or (y) as part of a distribution, transfer or disposition without consideration by the selling stockholder to its stockholders, partners, members or other equity holders or to the estate of any such stockholders, partners, members or other equity holders;

v.

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that (i) such plan does not provide for the transfer of common stock during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the selling stockholder regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the restricted period;

vi.

the transfer of shares of common stock pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the board of directors of the Company and made to all holders of the Company’s capital stock involving a Change of Control (as defined in the lock-up agreement) of the Company; or

vii.	sales of shares of common stock pursuant to the underwriting agreement entered into in connection with this offering or the stock repurchase agreement entered into in connection with the Repurchase.

provided, (A) in the case of any transfer pursuant to clause (ii) no filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership is required or voluntarily made, (B) in the case of any transfer pursuant to clauses (iii) and (iv) that the recipients of the securities enters into a lock-up agreement substantially in the form entered into by the Selling Stockholder, and (C) in the case of any transfer pursuant to clauses (iii) and (iv) no filing under Section 16(a) of the Exchange Act shall be voluntarily made and, if any filing is required, such filing shall indicate the nature and conditions of such transfer.

The representatives, in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

In connection with the offering, the underwriter may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriter’s option described above may be exercised. The underwriter may cover any covered short position by either exercising its option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriter must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriter in the open market prior to the completion of the offering.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriter for its own account, may have the effect of preventing or retarding a decline in the market price of the company’s stock, and may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriter is not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on The Nasdaq Stock Market, in the over-the-counter market or otherwise.

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), an offer to the public of any shares may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the EU Prospectus Regulation:

a.	to any legal entity which is a “qualified investor” as defined under the EU Prospectus Regulation;

b.

to fewer than 150 natural or legal persons (other than “qualified investors” as defined under the EU Prospectus Regulation), subject to obtaining the prior consent of the underwriter for any such offer; or

c.	in any other circumstances falling within Article 1(4) of the EU Prospectus Regulation,

provided that no such offer of shares shall result in a requirement for the Company or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or a supplemental prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, warranted and agreed to and with the underwriter and the Company that it is a qualified investor within the meaning of Article 2 of the EU Prospectus Regulation.

In the case of any shares being offered to a financial intermediary as that term is used in Article 1(4) of the EU Prospectus Regulation, each financial intermediary will also be deemed to have represented, warranted and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public, other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriter has been obtained to each such proposed offer or resale.

The Company, the underwriter and their affiliates will rely upon the truth and accuracy of the foregoing representations, warranties and agreements. Notwithstanding the above, a person who is not a “qualified investor” and who has notified the underwriter of such fact in writing may, with the prior consent of the underwriter, be permitted to acquire shares in the offer.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “EU Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

An offer to the public of any shares may not be made in the United Kingdom, except that an offer to the public in the United Kingdom of any shares may be made at any time under the following exemptions under the UK Prospectus Regulation:

a.	to any legal entity which is a “qualified investor” as defined under the UK Prospectus Regulation;

b.

to fewer than 150 natural or legal persons (other than “qualified investors” as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriter for any such offer; or

c.	in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 (as amended, “FSMA”),

provided that no such offer of shares shall result in a requirement for the Company or the underwriter to publish a prospectus pursuant to section 85 of the FSMA or a supplemental prospectus pursuant to Article 23 of the UK Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, warranted and agreed to and with the underwriter and the Company that it is a qualified investor within the meaning of Article 2 of the UK Prospectus Regulation.

In the case of any shares being offered to a financial intermediary as that term is used in Article 1(4) of the UK Prospectus Regulation, each financial intermediary will also be deemed to have represented, warranted and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public, other than their offer or resale in the United Kingdom to qualified investors as so defined or in circumstances in which the prior consent of the underwriter has been obtained to each such proposed offer or resale.

The Company, the underwriter and their affiliates will rely upon the truth and accuracy of the foregoing representations, warranties and agreements. Notwithstanding the above, a person who is not a “qualified investor” and who has notified the underwriter of such fact in writing may, with the prior consent of the underwriter, be permitted to acquire shares in the offer.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares.

This Prospectus is only being distributed to and is only directed at: (A) persons who are outside the United Kingdom; or (B) qualified investors who are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), or (ii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1)-(3) together being referred to as “relevant persons”). The shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this Prospectus or any of its contents.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this offering memorandum (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”)

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

The company and the selling stockholders estimate that their share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $    . Certain expenses of the offering may be reimbursed by the underwriter.

The company and the selling stockholders have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriter and its respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriter and its affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses. In addition, affiliates of the underwriter act as agents and/or lenders under our existing revolving credit facility.

In the ordinary course of their various business activities, the underwriter and its affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriter and its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

LEGAL MATTERS

Certain legal matters in connection with the Securities offered under this prospectus supplement will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York and for the underwriter by Ropes & Gray LLP.

EXPERTS

The consolidated financial statements of Nasdaq, Inc. appearing in Nasdaq, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2023, and the effectiveness of Nasdaq, Inc.’s internal control over financial reporting as of December 31, 2023, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Adenza Holdings, Inc. and its subsidiaries as of and for the years ended December 31, 2022 and 2021 incorporated by reference in this Prospectus have been so incorporated in reliance on the report of BDO USA, P.C., independent auditors, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. This information may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or through our web site at http://ir.nasdaq.com/financials/sec-filings. Our website is not incorporated into or otherwise a part of this prospectus or any of our other securities filings.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference in this prospectus supplement the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We are incorporating by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement until all of the shares of common stock offered by this prospectus supplement and the accompanying prospectus are sold:

•	our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 21, 2024;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, filed with the SEC on May 2, 2024;

•

our Current Reports on Form 8-K filed with the SEC on January 17, 2024 (Amendment No. 1) (excluding Item 7.01), January 31, 2024 (Item 8.01 and Exhibit 99.2 only), March 20, 2024, March 22, 2024, April 25, 2024 (Item 8.01 and Exhibit 99.2 only), April 30, 2024, May 3, 2024, June 14, 2024 and July 25, 2024 (Item 8.01 and Exhibit 99.2 only);

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December  31, 2023 from our definitive proxy statement on Schedule 14A, filed with the SEC on April 26, 2024; and

•

the description of our common stock contained in our Current Report on Form 8-K filed with the SEC on April 27, 2018, including any amendments or reports filed for the purpose of updating such description (including the “Description of Securities” included as Exhibit 4.21 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 21, 2024).

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

You may obtain a copy of these filings and any other filings incorporated by reference at no cost, by writing or telephoning us at the following address:

Nasdaq, Inc.

151 W. 42nd Street

New York, New York 10036

(212) 401-8700

Email: investor.relations@nasdaq.com

Prospectus

NASDAQ, INC.

Common Stock

Preferred Stock

Depositary Shares

Debt Securities

Warrants

Subscription Rights

Purchase Contracts

and

Purchase Units

We may offer, issue and sell, and selling securityholders may offer to resell and sell, together or separately:

•	shares of our common stock;

•	shares of our preferred stock, which may be issued in one or more series;

•	depositary receipts, representing fractional shares of our preferred stock, which are called depositary shares;

•	debt securities, which may be issued in one or more series and which may be senior debt securities or subordinated debt securities;

•	warrants to purchase shares of our common stock, shares of our preferred stock or our debt securities;

•	subscription rights to purchase shares of our common stock, shares of our preferred stock or our debt securities;

•	purchase contracts to purchase shares of our common stock, shares of our preferred stock or our debt securities; and

•

purchase units, each representing ownership of a purchase contract and debt securities, preferred securities or debt obligations of third-parties, including U.S. treasury securities, or any combination of the foregoing, securing the holder’s obligation to purchase our common stock or other securities under the purchase contracts.

We will provide the specific prices and terms of these securities in one or more supplements to this prospectus at the time of offering. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Investing in our securities involves a number of risks. See “Risk Factors” on page 10 before you make your investment decision.

We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters or dealers, through agents or directly to purchasers. These securities also may be resold by selling securityholders. If required, the prospectus supplement for each offering of securities will describe the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Our common stock is listed on The Nasdaq Stock Market under the trading symbol “NDAQ.” Each prospectus supplement will indicate whether the securities offered thereby will be listed on any securities exchange.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 30, 2024

i

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. Under this process, we may sell from time to time any combination of the securities described in this prospectus. This prospectus only provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us, together with the additional information described under the heading “Where You Can Find More Information.”

We have not authorized anyone to provide you with any information other than that contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

Throughout this prospectus, unless otherwise specified:

•	“Nasdaq,” the “Company,” “we,” “us” and “our” refer to Nasdaq, Inc.

•	“Nasdaq Baltic” refers to collectively, Nasdaq Tallinn AS, Nasdaq Riga, AS and AB Nasdaq Vilnius.

•	“Nasdaq Clearing” refers to the clearing operations conducted by Nasdaq Clearing AB.

•	“Nasdaq Nordic” refers to collectively, Nasdaq Clearing AB, Nasdaq Stockholm AB, Nasdaq Copenhagen A/S, Nasdaq Helsinki Ltd and Nasdaq Iceland hf.

•	“The Nasdaq Stock Market” refers to the cash equity exchange operated by The Nasdaq Stock Market LLC.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our SEC filings are available to the public at the SEC’s website at www.sec.gov.

The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information contained directly in this prospectus, any accompanying prospectus supplement, any subsequently filed document deemed incorporated by reference or any free writing prospectus prepared by or on behalf of us. This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K).

•	our Annual Report on Form 10-K for the fiscal year ended 2023, filed with the SEC on February 21, 2024;

•

our Current Reports on Form 8-K filed with the SEC on January 17, 2024 (Amendment No. 1) (excluding Item 7.01), January 31, 2024 (Item 8.01 and Exhibit 99.2 only), March 20, 2024, March 22, 2024, April 25, 2024 (Item 8.01 and Exhibit 99.2 only) and April 30, 2024;

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended 2023 from our definitive proxy statement on Schedule 14A, filed with the SEC on April 26, 2024; and

•

the description of our common stock contained in our Current Report on Form 8-K filed with the SEC on April 27, 2018, including any amendments or reports filed for the purpose of updating such description (including the “Description of Securities” included as Exhibit 4.21 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 21, 2024).

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering also shall be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.

If requested, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents. To obtain a copy of these filings at no cost, you may write, telephone or email us at the following address:

Nasdaq, Inc.

151 W. 42nd Street

New York, New York 10036

(212) 401-8700

email: investor.relations@nasdaq.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and documents incorporated by reference herein and therein may include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We intend that the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 apply to these forward-looking statements. Forward-looking statements are not statements of historical fact but rather reflect our current expectations, estimates and predictions about future results and events. Words such as “may,” “will,” “could,” “should,” “anticipates,” “envisions,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words or terms of similar substance used in connection with any discussion of future expectations as to industry and regulatory developments or business initiatives and strategies, future operating results or financial performance, and other future developments are intended to identify forward-looking statements. These include, among others, statements relating to:

•	our strategic direction, including changes to our corporate structure;

•	the integration of acquired businesses, including accounting decisions relating thereto;

•	the scope, nature or impact of acquisitions, divestitures, investments, joint ventures or other transactional activities;

•

the effective dates for, and expected benefits of, ongoing initiatives, including transactional activities and other strategic, restructuring, technology, Environmental, Social and Governance (“ESG”) matters, de-leveraging and capital return initiatives;

•	our products and services;

•	the impact of pricing changes;

•	tax matters;

•	the cost and availability of liquidity and capital; and

•

any litigation, or any regulatory or government investigation or action, to which we are or could become a party or which may affect us and any potential settlements of litigation, regulatory or governmental investigations or actions, including with respect to our Commodity Futures Trading Commission investigation.

Forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following:

•	our operating results may be lower than expected;

•

our ability to successfully integrate acquired businesses or divest sold businesses or assets, including the fact that any integration or transition may be more difficult, time consuming or costly than expected, and we may be unable to realize synergies from business combinations, acquisitions, divestitures or other transactional activities;

•	loss of significant trading and clearing volumes or values, fees, market share, listed companies, market data customers or other customers;

•	our ability to develop and grow our non-trading businesses;

•

our ability to keep up with rapid technological advances, including our ability to effectively manage the development and use of artificial intelligence in certain of our products and offerings, and adequately address cybersecurity risks;

•	economic, political and market conditions and fluctuations, including inflation, interest rate and foreign currency risk, inherent in U.S. and international operations, and geopolitical instability;

•	the performance and reliability of our technology and technology of third parties on which we rely;

•	any significant systems failures or errors in our operational processes;

•	our ability to continue to generate cash and manage our indebtedness; and

•	adverse changes that may occur in the litigation or regulatory areas, or in the securities markets generally, or increased regulatory oversight domestically or internationally.

Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the uncertainty and any risk related to forward-looking statements that we make. The above list of risks and uncertainties is only a summary of some of the most important factors and is not intended to be exhaustive. You should carefully review the risks and information contained, or incorporated by reference, in this prospectus, including, without limitation, those risk factors discussed under the caption “Part I. Item 1A. Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 that was filed with the SEC on February 21, 2024 and in any reports subsequently filed with the SEC. New factors that are not currently known to us or of which we are currently unaware may also emerge from time to time that could materially and adversely affect us. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. You should carefully read our entire Annual Report on Form 10-K, including “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes contained therein. Except as required by the federal securities laws, we undertake no obligation to update any forward-looking statement, release publicly any revisions to any forward-looking statements or report the occurrence of unanticipated events. For any forward-looking statements contained in any document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THE COMPANY

Nasdaq is a global technology company serving corporate clients, investment managers, banks, brokers, and exchange operators as they navigate and interact with the global capital markets and the broader financial system. We aspire to deliver world-leading platforms that improve the liquidity, transparency, and integrity of the global economy. Our diverse offering of data, analytics, software, exchange capabilities, and client-centric services enables clients to optimize and execute their business vision with confidence.

We manage, operate and provide our products and services in three business segments: Capital Access Platforms, Financial Technology and Market Services.

Capital Access Platforms

Our Capital Access Platforms segment delivers liquidity, transparency and integrity to the corporate issuer and investment community by empowering our clients to effectively navigate the capital markets, achieve their sustainability goals, and drive governance excellence. We offer a suite of products to assist companies in managing corporate governance standards.

Our Capital Access Platforms segment includes Data & Listing Services, Index and Workflow & Insights.

Data & Listing Services

Our North American and European data products enhance transparency of market activity within our exchanges and provide critical information to professional and non-professional investors globally. Our Data business distributes historical and real-time market data to sell-side customers, the institutional investing community, retail online brokers, proprietary trading firms, and other venues, as well as internet portals and data distributors.

We collect, process, and create information and earn revenues as a distributor of our own, as well as select third-party, content. We provide varying levels of quote and trade information to market participants and to data distributors who in turn provide subscriptions for this information. Our systems enable distributors to gain access to our market depth, fund valuation, order imbalances, market sentiment and other analytical data.

We distribute this proprietary market information to both market participants and non-participants through a number of proprietary products, including Nasdaq TotalView, our flagship market depth quote product. We offer TotalView products for The Nasdaq Stock Market and our Nasdaq BX, Nasdaq PSX and Nordic markets. We also offer Nordic Equity TotalView, Nordic Derivatives TotalView and Nordic Fixed Income TotalView for Nordic markets.

We operate several other proprietary services and data products to provide market information, including Nasdaq Basic, a low cost alternative to the industry Level 1 feed and Nasdaq Canada Basic, a low cost alternative to other high priced data feeds. We also provide various other data, including data relating to our U.S. equities and options exchanges and Nordic equities, derivatives, fixed income and futures.

Additionally, our Nasdaq Cloud Data Service provides a flexible and efficient method of delivery for real-time exchange data and other financial information. Data is made available through a suite of application programming interfaces, or APIs, allowing for the integration of data from disparate sources and a reduction in time to market for customer-designed applications. These APIs are highly scalable and can support the delivery of real-time exchange data.

We operate a variety of listing platforms around the world to provide multiple global capital raising solutions for public companies. Companies listed on our markets represent a diverse array of industries including, among others, healthcare, consumer products, telecommunication services, information technology, financial services, industrials and energy. Our main listing markets are The Nasdaq Stock Market and the Nasdaq Nordic and Nasdaq Baltic exchanges.

Companies seeking to list securities on The Nasdaq Stock Market may do so on one of the three market tiers: The Nasdaq Global Select Market, The Nasdaq Global Market, or The Nasdaq Capital Market. To qualify, companies must meet minimum listing requirements, including specified financial and corporate governance criteria. Once listed, companies must maintain rigorous listing and corporate governance standards.

As of December 31, 2023, a total of 5,262 companies listed securities on our U.S., Nasdaq Nordic, Nasdaq Baltic and Nasdaq First North exchanges. As of December 31, 2023, a total of 4,044 companies listed securities on The Nasdaq Stock Market, with 1,443 listings on The Nasdaq Global Select Market, 1,269 on The Nasdaq Global Market and 1,332 on The Nasdaq Capital Market.

Index

Our Index business develops and licenses Nasdaq-branded indices and financial products. License fees for our trademark licenses vary by product based on a percentage of underlying assets, dollar value of a product issuance, number of products or number of contracts traded. We also license cash-settled options, futures and options on futures on our indices.

As of December 31, 2023, 388 exchange traded products (“ETPs”) listed on 27 exchanges in over 20 countries tracked a Nasdaq index and accounted for $473 billion in assets under management. Our flagship index, the Nasdaq-100 Index (“NDX”), includes the top 100 non-financial companies listed on The Nasdaq Stock Market. More than 100 ETPs worldwide track indices in the NDX ecosystem, and had nearly $360 billion in assets tracking the index as of December 31, 2023.

We provide index data products based on Nasdaq indices. Index data products include our Global Index Data Service, which delivers real-time index values throughout the trading day, and Global Index Watch/Global Index File Delivery Service, which delivers daily and historical weightings and components data, corporate actions and a breadth of additional data for the indices that we operate.

Workflow & Insights

Our Workflow & Insights business includes our analytics and corporate solutions products.

Our analytics products provide asset managers, investment consultants and institutional asset owners with information and analytics to make data-driven investment decisions, deploy their resources more productively, and provide liquidity solutions for private funds.

Our corporate solutions serve both public and private companies and organizations through our Investor Relations Intelligence, Governance Solutions and ESG Solutions products.

Our Investor Relations Intelligence offerings include a global team of expert consultants that deliver advisory services including Equity Surveillance & Shareholder Analysis, Investor Engagement and Perception Studies, as well as an industry-leading platform, Nasdaq IR Insight®, to investor relations professionals and executive teams. These solutions allow investor relations officers and executives to better manage their investor relations programs, understand their investor base, target new investors, manage meetings and consume key data such as investor profiles, equity research, consensus estimates and news.

Through our Governance Solutions products, we provide a global technology offering and consulting services that streamline the meeting process for board of directors and executive leadership teams and enable them to accelerate decision making and strengthen governance. Our solutions help protect sensitive data and facilitate productive collaboration, which enables board members and teams to work faster and more effectively.

Our ESG Solutions includes our ESG Advisory practice and our ESG software offering. Our ESG Advisory practice helps companies analyze, assess and action best practices to attract long-term capital.

Financial Technology

Our Financial Technology segment delivers leading platforms that improve the liquidity, transparency and integrity of the global economy by architecting and operating the world’s best markets. This segment comprises Financial Crime Management Technology, Regulatory Technology and Capital Markets Technology solutions.

We are a leading global technology solutions provider and partner to exchanges, clearing organizations, central securities depositories, regulators, banks, brokers, buy-side firms and corporate businesses, and power more than 130 marketplaces in more than 55 countries.

Financial Crime Management Technology

Our Financial Crime Management Technology business includes our Verafin solution which delivers a leading platform that improves the integrity and transparency of the financial world by providing SaaS solutions for fraud detection and anti-money laundering.

The financial services industry has seen a growing demand for products and services focused on anti-financial crime. Our Verafin solution provides a cloud-based platform to help detect, investigate, and report money laundering and financial fraud to approximately 2,500 financial institutions in North America.

Regulatory Technology

Regulatory Technology includes surveillance and AxiomSL solutions.

Our surveillance solutions include a SaaS platform designed for banks, brokers and other market participants to assist in complying with market rules, regulations and internal market surveillance policies and serves more than 170 clients. We also provide a solution to regulators and exchanges with a robust platform to manage cross-market, cross-asset and multi-venue surveillance. This offering powers surveillance for more than 50 exchanges and 18 regulators.

AxiomSL is a global leader in risk data management and regulatory reporting solutions for the financial industry, including banks, broker dealers and asset managers. Its unique enterprise data management platform delivers data lineage, risk aggregation, analytics, workflow automation, reconciliation, validation and audit functionality, as well as disclosures. AxiomSL’s platform supports compliance across a wide range of global and local regulations.

Capital Markets Technology

Capital Markets Technology includes market technology, trade management services and Calypso.

Our market technology solutions can handle a wide array of assets, including but not limited to cash equities, equity derivatives, currencies, various interest-bearing securities, commodities, energy products and digital currencies.

Our trade management services provide market participants with a wide variety of alternatives for connecting to and accessing our markets for a fee. Our marketplaces may be accessed via a number of different protocols used for quoting, order entry, trade reporting and connectivity to various data feeds. WorkX, a web-based, front-end interface allows market participants to view data, utilize risk management tools, and submit and review trade reports. WorkX enables a seamless workflow and enhanced trade intelligence. In addition, we offer a variety of add-on compliance tools to help market participants comply with regulatory requirements. We also offer colocation services to market participants as well as a number of wireless connectivity offerings between certain data centers using millimeter wave and microwave technology.

Calypso is a leading provider of front-to-back trading technology solutions for the financial markets. The Calypso platform provides customers with a single platform designed to enable consolidation, innovation and growth. The platform supports front, middle and back office activities in exchange-traded and OTC instruments and supports multiple financial asset classes and the associated financial instruments. Calypso’s software application specializes in capital markets, investment management, risk management, clearing, collateral, treasury and liquidity management.

Market Services

Our Market Services segment includes our equity derivative trading and clearing, cash equity trading, fixed income, currency and commodities trading. We operate 19 exchanges across several asset classes, including derivatives, commodities, cash equity, debt, structured products and ETPs.

We provide trading services in North America and Europe. In the U.S., we operate six options exchanges: Nasdaq PHLX, The Nasdaq Options Market, Nasdaq BX Options, Nasdaq ISE, Nasdaq GEMX and Nasdaq MRX. These exchanges facilitate the trading of equity, ETF, index and foreign currency options. Our combined options market share in 2023 represented the largest share of the U.S. market for multi-listed equity options. Our options trading platforms provide trading opportunities to retail investors, algorithmic trading firms and market makers, who tend to prefer electronic trading, and institutional investors, who typically require high touch services to execute their trades, which are often performed on our trading floor in Philadelphia.

We also operate three cash equity exchanges: The Nasdaq Stock Market, Nasdaq BX and Nasdaq PSX. Our U.S. cash equity exchanges offer trading of both Nasdaq-listed and non-Nasdaq-listed securities. The Nasdaq Stock Market is the largest single venue of liquidity for trading U.S.-listed cash equities. Market participants include market makers, broker-dealers, alternative trading systems, institutional investors, and registered securities exchanges. We also operate a U.S. corporate bond exchange for the listing of corporate bonds.

In Canada, we operate an exchange with three independent markets for the trading of Canadian-listed securities: Nasdaq Canada CXC, Nasdaq Canada CX2 and Nasdaq Canada CXD.

In Europe, we operate exchanges in Tallinn (Estonia), Riga (Latvia) and Vilnius (Lithuania) as Nasdaq Baltic and exchanges in Stockholm (Sweden), Copenhagen (Denmark), Helsinki (Finland), and Reykjavik (Iceland) together with the clearing operations of Nasdaq Clearing, as Nasdaq Nordic.

In Europe, Nasdaq Nordic offers trading in derivatives, such as stock options and futures and index options and futures. Nasdaq Clearing offers central counterparty clearing services for stock options and futures and index options and futures.

Nasdaq Commodities is the brand name for Nasdaq’s European commodity-related products and services such as trading and clearing. Nasdaq Commodities’ offerings include derivatives in power, natural gas and carbon emission markets, seafood and electricity certificates. These products are listed on Nasdaq Oslo ASA, except for seafood, which is listed on Fish Pool, a third-party platform.

In addition, we also own a majority stake in Puro.earth, a Finnish-based leading platform for carbon removal. Puro.earth offers engineered carbon removal instruments that are verified and tradable through an open, online platform. Puro.earth’s marketplace capabilities add to our suite of ESG-focused technologies and workflow solutions and give our clients further resources to achieve their ESG objectives.

Corporate Information

We are incorporated in Delaware. Our executive offices are located at 151 W. 42nd Street, New York, New York, 10036 and our telephone number is (212) 401-8700. Our web site is http://www.nasdaq.com. Information contained on our web site is not incorporated by reference into this prospectus or any accompanying prospectus supplement.

RISK FACTORS

Investing in our securities involves risk. See the risk factors described in our most recent Annual Report on Form 10-K (together with any material changes thereto contained in subsequently filed Quarterly Reports on Form 10-Q) and those contained in our other filings with the SEC that are incorporated by reference in this prospectus and any accompanying prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any accompanying prospectus supplement. These risks could materially affect our business, financial condition or results of operations and cause the value of our securities to decline. You could lose all or part of your investment.

USE OF PROCEEDS

Except as otherwise set forth in any accompanying prospectus supplement, we expect to use the net proceeds from the sale of securities for general corporate purposes, including the financing of our operations, the possible repayment of indebtedness, and possible business acquisitions.

Unless set forth in an accompanying prospectus supplement, we will not receive any proceeds in the event that securities are sold by a selling securityholder.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the common stock, preferred stock, depositary shares, debt securities, warrants, subscription rights, purchase contracts and purchase units that may be offered and sold from time to time. These summary descriptions are not meant to be complete descriptions of each security. However, at the time of an offering and sale, this prospectus together with the accompanying prospectus supplement, and if applicable, any free writing prospectus, will contain the material terms of the securities being offered.

DESCRIPTION OF CAPITAL STOCK

General

The following summary description of our capital stock is based on the provisions of the Delaware General Corporate Law (the “DGCL”), our amended and restated certificate of incorporation, and our bylaws. This description does not purport to be complete and is qualified in its entirety by reference to the full text of the DGCL, as it may be amended from time to time, and to the terms of our amended and restated certificate of incorporation and bylaws, as each may be amended from time to time, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.” As used in this “Description of Capital Stock,” the terms “Nasdaq, Inc.,”, “Nasdaq,” the “Company”, “we,” “our” and “us” refer to Nasdaq, Inc., a Delaware corporation, and do not, unless otherwise specified, include our subsidiaries.

Our authorized capital stock consists of (i) 900,000,000 shares of common stock, par value $0.01 per share, and (ii) 30,000,000 shares of preferred stock, par value $0.01 per share. As of March 31, 2024, there were 575,758,581 shares of our common stock outstanding and no shares of preferred stock outstanding. As of March 31, 2024, we had approximately 201 holders of record of our common stock.

Common Stock

Each stockholder of record of our common stock is entitled to one vote for each share held on every matter properly submitted to the stockholders for their vote. Holders of our common stock do not have cumulative voting rights. The holders of our common stock are entitled to one vote per share, except that our certificate of incorporation limits the ability of any stockholder to vote in excess of 5.0% of the then-outstanding shares of our common stock. This limitation does not apply to persons exempted from this limitation by our board of directors prior to the time such person owns more than 5.0% of the then-outstanding shares of our common stock.

After satisfaction of any dividend rights of holders of preferred stock, if any, holders of common stock are entitled ratably to any dividend declared by our board of directors out of funds legally available for this purpose.

Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available, if any, after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

Holders of our common stock have no preemptive, subscription, redemption, conversion or exchange rights and no sinking fund provisions.

The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, if any, that we may designate and issue in the future.

Preferred Stock

This section describes the general terms and provisions of preferred stock that we are authorized to issue. An accompanying prospectus supplement will describe the specific terms of the shares of preferred stock offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those shares of preferred stock. If there are differences between the prospectus supplement relating to a particular series of preferred stock and this prospectus, the prospectus supplement will control. We will file a copy of the certificate of amendment to our certificate of incorporation that contains the terms of each new series of preferred stock with the Secretary of the State of Delaware and with the SEC each time we issue a new series of preferred stock. Each such certificate of amendment will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. You should refer to the applicable certificate of amendment as well as our certificate of incorporation before deciding to buy shares of our preferred stock as described in any accompanying prospectus supplement.

Our board of directors has been authorized to provide for the issuance of up to 30,000,000 shares of our preferred stock in multiple series without the approval of stockholders. With respect to each series of our preferred stock, our board of directors has the authority to fix the following terms:

•	the designation of the series, which may be by distinguishing number, letter or title;

•	the number of shares within the series;

•	whether dividends are cumulative and, if cumulative, the dates from which dividends are cumulative;

•	the rate of any dividends, any conditions upon which dividends are payable, and the dates of payment of dividends;

•	whether the shares are redeemable, the redemption price and the terms of redemption;

•	the amount payable for each share if we dissolve or liquidate;

•	whether the shares are convertible or exchangeable, the price or rate of conversion or exchange, and the applicable terms and conditions;

•	any restrictions on issuance of shares in the same series or any other series;

•	voting rights applicable to the series of preferred stock; and

•	any other rights, priorities, preferences, restrictions or limitations of such series.

The right of a holder of preferred stock to receive payment in respect thereof upon any liquidation, dissolution or winding up of us will be subordinate to the rights of our general creditors.

Anti-Takeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Other Agreements

Our amended and restated certificate of incorporation and our by-laws contain provisions that may make it more difficult for a potential acquirer to acquire us by means of a transaction that is not negotiated with our board of directors. These provisions and certain provisions of the DGCL could delay or prevent a merger or acquisition that our stockholders consider favorable. These provisions may also discourage acquisition proposals or have the effect of delaying or preventing a change in control, which could harm our stock price. The following is a description of the anti-takeover effects of certain provisions of our amended restated certificate of incorporation and our by-laws.

Advance Notice Requirements for Stockholder Proposals and Directors Nominations: Our by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing.

Generally, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, that in the event that the annual meeting is called for a date that is not within 30 days before or 70 days after such anniversary date, notice by the stockholder in order to be timely must be received no earlier than 120 days prior to the meeting and not later than the later of 90 days prior to the meeting and the close of business on the 10th day following the date on which notice of the date of the annual meeting was first publicly announced by Nasdaq. In the case of a special meeting of stockholders called for the purpose of electing directors, notice by the stockholder in order to be timely must be received no earlier than 120 days prior to the meeting and not later than the later of 90 days prior to the meeting or the close of business on the 10th day following the day on which public disclosure of the date of the special meeting and our nominees was first made. In addition, the by-laws specify certain requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders, a stockholder requested special meeting of stockholders or make nominations for directors.

Proxy Access: Our by-laws include a proxy access provision that permits a stockholder, or a group of stockholders, owning at least 3% of our outstanding shares of common stock continuously for at least three years to nominate and include in the proxy materials for an annual meeting of stockholders director nominees constituting up to the greater of two individuals and 25% of the total number of directors then in office, provided that the stockholder(s) and nominee(s) satisfy the requirements specified in the by-laws.

No Cumulative Voting: The DGCL provides that stockholders of a Delaware corporation are not entitled to the right to cumulate votes in the election of directors unless the corporation’s certificate of incorporation, as amended, provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.

No Action by Written Consent: Our certificate of incorporation provides that stockholders are not entitled to act by written consent in lieu of a meeting.

Right to Call Special Meeting: Our by-laws provide that only stockholders representing 15% or more, in the aggregate, of our outstanding shares can convene a special meeting of stockholders, provided that the stockholders satisfy the requirements of our by-laws.

Amendments; Vote Requirements: The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation, unless a corporation’s certificate of incorporation requires a greater percentage. Our certificate of incorporation imposes majority voting requirements in connection with stockholder amendments to the by-laws and in connection with the amendment of certain provisions of the certificate of incorporation, including those provisions of our certificate of incorporation relating to the limitations on voting rights of certain persons, removal of directors and prohibitions on stockholder action by written consent.

Authorized but Unissued Shares: The authorized but unissued shares of our common stock and preferred stock will be available for future issuance without stockholder approval in most cases. These additional shares may be utilized for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of our common stock and preferred stock could render more difficult, or discourage, an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

General Corporation Law of the State of Delaware: We are a Delaware corporation that is subject to Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder unless:

•	prior to such time, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•

at or subsequent to that time, the business combination is approved by the board of directors of the corporation and by the affirmative vote of holders of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of our voting stock.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage any entity interested in acquiring our Company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in such entity becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions involving our Company that our stockholders may otherwise deem to be in their best interests.

Listing

Our common stock is listed on The Nasdaq Stock Market under the symbol “NDAQ.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare.

DESCRIPTION OF DEPOSITARY SHARES

We may offer depositary receipts representing fractional shares of our preferred stock, rather than full shares of preferred stock. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us (the “Bank Depositary”). Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share.

The description in an accompanying prospectus supplement of any depositary shares we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable depositary agreement, which will be filed with the SEC if we offer depositary shares. For more information on how you can obtain copies of any depositary agreement if we offer depositary shares, see “Where You Can Find More Information.” We urge you to read the applicable depositary agreement and any accompanying prospectus supplement in their entirety.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the Bank Depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the Bank Depositary will distribute the property to the record holders of the depositary shares. However, if the Bank Depositary determines that it is not feasible to make the distribution of property, the Bank Depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the Bank Depositary will redeem the depositary shares from the proceeds received by the Bank Depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the Bank Depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the Bank Depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the Bank Depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The Bank Depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the Bank Depositary deems necessary in order to enable the Bank Depositary to do so. The Bank Depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the Bank Depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the Bank Depositary or us only if (1) all outstanding depositary shares have been redeemed or (2) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our Company and such distribution has been distributed to the holders of depositary receipts.

Withdrawal of Preferred Stock

Except as may be provided otherwise in an accompanying prospectus supplement, upon surrender of depositary receipts at the principal office of the Bank Depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the Bank Depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of withdrawn preferred stock may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

DESCRIPTION OF DEBT SECURITIES

We may offer debt securities in one or more series, which may be senior debt securities or subordinated debt securities and which may be convertible into another security.

The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the following general terms and provisions may apply to the debt securities, will be described in an accompanying prospectus supplement. Unless otherwise specified in an accompanying prospectus supplement, our debt securities will be issued in one or more series under an indenture between us and Wells Fargo Bank, National Association, as trustee, or such other trustee named therein. The indenture was previously filed and is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part, which you should review for additional information. The terms of the debt securities will include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939 (“TIA”). You should read the summary below, any accompanying prospectus supplement and the provisions of the indenture in their entirety before investing in our debt securities.

The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include, among others, the following:

•	the title and aggregate principal amount of the debt securities and any limit on the aggregate principal amount of such series;

•	any applicable subordination provisions for any subordinated debt securities;

•	the maturity date(s) or method for determining same;

•	the interest rate(s) or the method for determining same;

•

the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest will be payable in cash, additional securities or some combination thereof;

•	whether the debt securities are convertible or exchangeable into other securities and any related terms and conditions;

•	redemption or early repayment provisions;

•	authorized denominations;

•	if other than the principal amount, the principal amount of debt securities payable upon acceleration;

•	place(s) where payment of principal and interest may be made, where debt securities may be presented and where notices or demands upon the company may be made;

•	the form or forms of the debt securities of the series including such legends as may be required by applicable law;

•

whether the debt securities will be issued in whole or in part in the form of one or more global securities and the date as of which the securities are dated if other than the date of original issuance;

•	whether the debt securities are secured and the terms of such security;

•	the amount of discount or premium, if any, with which the debt securities will be issued;

•	any covenants applicable to the particular debt securities being issued;

•	any additions or changes in the defaults and events of default applicable to the particular debt securities being issued;

•	the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination and release of the guarantees), if any;

•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, the debt securities will be payable;

•	the time period within which, the manner in which and the terms and conditions upon which we or the holders of the debt securities can select the payment currency;

•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	any restriction or conditions on the transferability of the debt securities;

•	provisions granting special rights to holders of the debt securities upon occurrence of specified events;

•	additions or changes relating to compensation or reimbursement of the trustee of the series of debt securities;

•

provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture and the execution of supplemental indentures for such series; and

•

any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series of debt securities).

General

We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the indenture.

We will describe in an accompanying prospectus supplement any other special considerations for any debt securities we sell that are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, and the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked will be described in an accompanying prospectus supplement.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in an accompanying prospectus supplement.

We expect most debt securities to be issued in fully registered form without coupons and in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. Subject to the limitations provided in the indenture and in an accompanying prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

Unless we inform you otherwise in an accompanying prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in an accompanying prospectus supplement. Unless and until a global security is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.

Governing Law

The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of shares of our common stock, shares of preferred stock or our debt securities. We may issue warrants independently or together with other securities, and they may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent, as detailed in an accompanying prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation, or agency or trust relationship, with you.

The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including, when applicable:

•	the offering price;

•	the currency or currencies, including composite currencies, in which the purchase price and/or exercise price of the warrants may be payable;

•	the number of warrants offered;

•	the exercise price and the amount of securities you will receive upon exercise;

•	the procedure for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

•	the rights, if any, we have to redeem the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the warrants will expire;

•	the name of the warrant agent; and

•	any other material terms of the warrants.

After warrants expire they will become void. The prospectus supplement may provide for the adjustment of the exercise price of the warrants.

Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in an accompanying prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.

The description in an accompanying prospectus supplement of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of any warrant agreement if we offer warrants, see “Where You Can Find More Information.” We urge you to read the applicable warrant agreement and any accompanying prospectus supplement in their entirety.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase shares of our common stock, shares of our preferred stock or our debt securities. We may issue subscription rights independently or together with any other offered security, which may or may not be transferable by the stockholder. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The prospectus supplement relating to any subscription rights we may offer will contain the specific terms of the subscription rights. These terms may include the following:

•	the price, if any, for the subscription rights;

•	the number and terms of each share of common stock or preferred stock or debt securities which may be purchased per each subscription right;

•	the exercise price payable for each share of common stock or preferred stock or debt securities upon the exercise of the subscription rights;

•	the extent to which the subscription rights are transferable;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the subscription rights or the exercise price of the subscription rights;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in an accompanying prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate or subscription rights agreement, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of any subscription rights certificate or subscription rights agreement if we offer subscription rights, see “Where You Can Find More Information.” We urge you to read the applicable subscription rights certificate, the applicable subscription rights agreement and any accompanying prospectus supplement in their entirety.

DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS

We may issue purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of our common stock, shares of our preferred stock or our debt securities at a future date or dates, which we refer to in this prospectus as purchase contracts. The price of the securities and the number of securities may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts, and may be subject to adjustment under anti-dilution formulas. The purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and our debt securities or preferred securities or debt obligations of third parties, including U.S. treasury securities, or any combination of the foregoing, securing the holders’ obligations to purchase the securities under the purchase contracts, which we refer to herein as purchase units. The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner. The purchase contracts also may require us to make periodic payments to the holders of the purchase contracts or the purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded in whole or in part.

The description in an accompanying prospectus supplement of any purchase contract or purchase unit we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable purchase contract or purchase unit, which will be filed with the SEC if we offer purchase contracts or purchase units. For more information on how you can obtain copies of any purchase contract or purchase unit we may offer, see “Where You Can Find More Information.” We urge you to read the applicable purchase contract or applicable purchase unit and any accompanying prospectus supplement in their entirety.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act which are incorporated by reference into this prospectus.

PLAN OF DISTRIBUTION

We or the selling securityholders may sell the securities being offered hereby in one or more of the following ways from time to time:

•	to underwriters for resale to purchasers;

•	directly to purchasers;

•	through agents or dealers to purchasers;

•	in “at-the market” offerings (as defined in Rule 415 under the Securities Act);

•	through a combination of any of these methods; or

•	through any other method permitted by applicable law and described in a prospectus supplement.

In addition, we or the selling securityholders may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and any accompanying prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We or the selling securityholders may also loan or pledge securities covered by this prospectus and any accompanying prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and any accompanying prospectus supplement.

We or the selling securityholders will identify the specific plan of distribution in a prospectus supplement, including:

•	the terms of the offering;

•	the names of the underwriters, dealers, agents or direct purchasers and their compensation;

•	the purchase price of the securities and the net proceeds we will receive from the sale;

•	any delayed delivery obligations to take the securities;

•	the nature of the underwriters’ obligations to take the securities;

•	any securities exchange or market on which the securities may be listed; and

•	other facts material to the transaction.

Underwriters, dealers and agents

If we or the selling securityholders use underwriters in an offering, we or the selling securityholders will execute an underwriting agreement with such underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. If we or the selling securityholders use an underwriting syndicate, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If we or the selling securityholders use underwriters for a sale of securities, the underwriters will acquire the securities for their own accounts. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

If dealers are used in an offering, we or the selling securityholders may sell the securities to the dealers as principals. The dealers then may resell the securities to the public at varying prices which they determine at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

If agents are used in an offering, the names of the agents and the terms of the agency will be specified in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, the agents will act on a best-efforts basis for the period of their appointment.

Dealers and agents named in a prospectus supplement may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We or the selling securityholders will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We or the selling securityholders may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act.

Underwriters, dealers or agents and their associates may engage in other transactions with and perform other services for us or the selling securityholders in the ordinary course of business.

If so indicated in a prospectus supplement, we or the selling securityholders will authorize underwriters or other persons acting as our agents to solicit offers by institutional investors to purchase securities pursuant to contracts providing for payment and delivery on a future date. We or the selling securityholders may enter contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutional investors. The obligations of any institutional investor will be subject to the condition that its purchase of the offered securities will not be illegal at the time of delivery. The underwriters and other agents will not be responsible for the validity or performance of contracts.

Direct sales

We or the selling securityholders may sell securities directly to one or more purchasers without using underwriters or agents.

At-the-market offerings

We or the selling securityholders may also sell the securities offered by any applicable prospectus supplement in “at-the-market offerings” within the meaning of Rule 415 of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise.

Trading markets and listing of securities

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on The Nasdaq Stock Market. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Stabilization activities

In connection with an offering, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities, if any, from us in the offering. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may close out any covered short position by either exercising their over-allotment option or purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The impositions of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on The Nasdaq Stock Market or otherwise and, if commenced, may be discontinued at any time.

LEGAL MATTERS

Unless otherwise indicated in any accompanying prospectus supplement, Wachtell, Lipton, Rosen & Katz will provide opinions regarding the authorization and validity of the securities. Wachtell, Lipton, Rosen & Katz may also provide opinions regarding certain other matters. Any underwriters will be advised about legal matters by their own counsel, which will be named in an accompanying prospectus supplement.

EXPERTS

The consolidated financial statements of Nasdaq, Inc. appearing in Nasdaq, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2023, and the effectiveness of Nasdaq, Inc.’s internal control over financial reporting as of December 31, 2023, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Nasdaq, Inc. management’s attestation of the effectiveness of internal controls over financial reporting as of December 31, 2023 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Adenza Holdings, Inc. and its subsidiaries as of and for the years ended December 31, 2022 and 2021 incorporated by reference in this registration statement have been so incorporated in reliance on the report of BDO USA, P.C., independent auditors, given on the authority of said firm as experts in auditing and accounting.

41,604,207 Shares

Common Stock

Prospectus Supplement

Goldman Sachs & Co. LLC

, 2024